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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

June 17, 1996

             HS RESOURCES AND TIDE WEST OIL COMPANY COMPLETE MERGER

San Francisco, California - HS Resources, Inc. (NYSE:HSE) today announced the completion of the previously announced merger of HS Resources and Tide West Oil Company (NASDAQ:TIDE). Shareholders of the two companies voted to approve the transaction in special meetings held Monday, June 17, 1996.

"The merger with Tide West, together with the Wattenberg Field asset purchase from Basin Exploration (NASDAQ:BSNX) which closed last week, positions HS Resources as one of the largest independent oil and gas producers in the United States with proved reserves of approximately 144 million barrels of oil equivalent," stated Nicholas J. Sutton, Chairman and Chief Executive Officer. Sutton added, "The Tide West merger diversifies HS Resources into the Mid-continent region which along with our Gulf Coast activities, provides the benefits of risk reduction from both commodity price and project risk perspectives while also giving HS Resources significant exploration and exploitation opportunities."

Pursuant to the merger, each Tide West shareholder shall receive 0.6295 shares of HS Resources common stock and $8.704 cash for each outstanding share of Tide West common stock. HS Resources has issued 6,161,312 shares of common stock, bringing its total shares outstanding to 17.6 million shares.

HS Resources is a San Francisco-based independent oil and gas exploration and production company with operations in the Rocky Mountain, Mid-continent and Gulf Coast areas of the United States. HS Resources' stock is traded on the New York Stock Exchange under the symbol "HSE."

Contact: Philip S. Winner
Director, Investor Relations
(303) 296-3600, pwinner@hsresources.com